October 21, 2021                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2021 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter ended October 3, 2021.
Third Quarter Highlights
•Third quarter 2021 GAAP earnings per diluted share were $1.12, compared with $0.82 in 2020.
•Third quarter 2021 GAAP earnings included a net after-tax benefit of $20.6 million, or $0.21 per diluted share, primarily related to a $0.30 per diluted share non-base income tax benefit, which more than offset restructuring-related charges and other non-base items. In the third quarter of 2020, GAAP earnings included net after-tax charges of $3.6 million related mostly to restructuring actions and non-operating pension costs which were largely offset by a tax benefit related to the divestiture of the Company's European contract packaging business which was consummated in November 2020.
•Base net income attributable to Sonoco (base earnings) for third quarter 2021 was $0.91 per diluted share, compared with $0.86 in 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third quarter 2021 base earnings guidance of $0.87 to $0.93 per diluted share.
•Third quarter 2021 net sales were a record $1.42 billion, compared with $1.31 billion in 2020.
•Cash flow from operations was $220.1 million in the first nine months of 2021, compared to $489.5 million in the same period of 2020. Free cash flow was $74.0 million in the first nine months of 2021, compared with $381.1 million in the same period of 2020. Free cash flow for the first nine months of 2021 included pension contributions totaling $133 million made as part of the final settlement of the Company's Inactive Plan's liabilities. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

2021 Fourth Quarter and Full-Year Guidance
•Sonoco expects fourth quarter base earnings per diluted share to be in a range of $0.84 to $0.90 and full-year base earnings per diluted share to be in a range of $3.49 to $3.55. Fourth quarter and full-year base earnings per diluted share in 2020 were $0.82 and $3.41, respectively.
•Full-year 2021 cash provided from operations is updated to be in a range of $520 million to $550 million while free cash flow guidance remains unchanged at $270 million to $300 million. This guidance excludes $133 million of pension contributions made in the second quarter of 2021 to the Company's Inactive Plan.
Note: Fourth-quarter and full-year 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition/divestiture-related costs, gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.
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CEO Comments
Commenting on the Company’s performance, Howard Coker, President and Chief Executive Officer, said, "We were pleased with the improved top-line and bottom-line results delivered in the third quarter as our Sonoco team skillfully navigated through supply chain disruptions, raw material shortages and unrelenting inflation to meet the critical needs of our customers.

"Net sales reached a record level, growing almost 8 percent over the prior-year quarter, as volume/mix improved almost 4 percent as solid customer demand in each of our business segments overcame supply chain challenges. Overall, earnings benefited from volume/mix growth and productivity improvements, which more than offset a negative price/cost relationship and the impact from the divestiture of our former display and packaging business. In addition, our base earnings benefited from certain tax items that were slightly above our expectations.

"Operating profit in our Consumer Packaging segment declined 5.4 percent in the quarter as strong productivity improvements were more than offset by a negative price/cost relationship stemming from rising resin, film, metals, packaging, freight, and labor costs. Our Industrial Paper Packaging segment experienced a 30.0 percent improvement in operating profit due to strong demand and the associated positive leveraging impact on operations. Finally, our All Other group of businesses, which consists of industrial plastics, protective, healthcare and retail security packaging units, experienced a 67.5 percent decline in operating profit due mostly to the divestiture of the display and packaging business but also a negative price/cost relationship stemming primarily from higher resin prices."

Third Quarter Review
Net sales for the third quarter of 2021 were $1.42 billion, up 7.8 percent from last year's third quarter sales of $1.31 billion. This growth was driven by an improvement in volume/mix and higher selling prices mostly implemented to offset inflation. These positive factors were partially offset by the disposition of the Company's European and U.S. display and packaging businesses in November 2020 and April 2021, respectively, net of sales added from the acquisition of Can Packaging in August 2020.

GAAP net income attributable to Sonoco in the third quarter of 2021 was $111.1 million, or $1.12 per diluted share, an increase of $27.7 million, compared with $83.4 million, or $0.82 per diluted share, in 2020. Third quarter GAAP net income included a net benefit from non-base items totaling $20.6 million, or $0.21 per diluted share, primarily related to a $30 million, $0.30 per diluted share, income tax benefit from the use of additional foreign tax credits on the Company's amended 2017 U.S. tax return. This tax benefit more than offset restructuring-related charges and other non-base items. In the third quarter of 2020, GAAP earnings included $3.6 million of after-tax non-base net charges related to restructuring actions and non-operating pension costs, largely offset by a tax benefit related to the divestiture of the Company's European contract packaging business.

Adjusted to exclude these items, base earnings in the third quarter of 2021 were $90.6 million, or $0.91 per diluted share, compared with $87.0 million, or $0.86 per diluted share, in 2020, an increase of $3.6 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition/divestiture-related expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $257.7 million in the third quarter of 2021 compared to $257.0 million in the same period in 2020. Quarterly gross profit as a percentage of sales was 18.2 percent compared to 19.6 percent in the third quarter of 2020. Third-quarter GAAP selling, general and administrative expenses increased $4.5 million from the prior-year quarter to $130.6 million. This increase was largely driven by a return to more normalized expenses for medical benefits and management incentives.

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Segment Review
Sonoco reports its financial results in two segments: Consumer Packaging and Industrial Paper Packaging, with all remaining businesses reported as All Other. Segment and All Other operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes, non-operating pension costs, or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis. Note that in all instances prior period results have been recast to conform to current-year presentation.

Consumer Packaging
Sonoco’s Consumer Packaging segment primarily serves prepared and fresh food markets along with other packaging for direct-to-consumer products and includes the following products and services: round and shaped rigid paper containers; metal and peelable membrane ends and closures; thermoformed plastic trays and containers; printed flexible packaging; and global brand artwork management.
Third quarter 2021 sales for the segment were $599.0 million, compared with $546.2 million in 2020. Segment operating profit was $60.9 million in the third quarter, compared with $64.4 million in the same quarter of 2020.
Segment sales increased 9.7 percent compared to the prior year's quarter due to higher selling prices, mostly implemented to help offset inflation, sales added from the prior-year Can Packaging acquisition and a positive mix of business. Overall, segment volume/mix improved about 1 percent during the quarter as solid gains in flexible packaging sales were offset by modest declines in the segment's other businesses. Flexible packaging's volume/mix improvement was driven by strong snack food market sales as well as a rebound in confectionery markets. Global rigid paper containers volume/mix declined slightly in the third quarter as North American food packaging volumes continued to normalize to pre-pandemic levels. In this segment's plastics food businesses, increased volume/mix for containers in prepared foods was more than offset by declines in fresh food packaging.

Segment operating profit decreased 5.4 percent compared to the prior year's quarter as a negative price/cost relationship stemming from both raw material and non-material inflation was only partially offset by strong productivity improvements. As a result, segment operating margin declined to 10.2 percent in the quarter from 11.8 percent in the 2020 period.

Industrial Paper Packaging
The Industrial Paper Packaging segment includes the following products: fiber-based tubes, cones, and cores; fiber-based construction tubes; fiber-based protective packaging and components; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, corrugating medium, recovered paper and material recycling services.
Third quarter 2021 sales for the segment were $635.2 million, up from $490.4 million in 2020. Segment operating profit was $53.3 million in the third quarter of 2021, compared with $41.0 million in the same quarter of 2020.
Segment sales increased 29.5 percent from the prior year's quarter largely due to higher selling prices implemented to offset raw material and non-material inflation, while volume/mix improved by approximately 5 percent. Global tube and core volume/mix increased by approximately 7 percent as demand returned to pre-pandemic levels. In addition, global paper volume/mix improved approximately 3 percent as both internal converting and trade markets saw increased demand over the prior-year period.
Segment operating profit improved 30.0 percent from the prior-year's quarter, primarily driven by positive volume/mix and related productivity gains. Segment operating margin was unchanged at 8.4 percent.

All Other
Businesses grouped as All Other include healthcare packaging, protective and retail security packaging and industrial plastic products. These businesses include the following products and services: thermoformed rigid plastic trays and devices; custom-engineered molded foam protective packaging and components; temperature-assured packaging; injection molded and extruded containers, spools and parts; retail security packaging, including printed backer cards, thermoformed blisters and heat-sealing equipment; and paper amenities.
Third quarter 2021 sales were $181.0 million, compared with $275.7 million in 2020. The combined businesses reported an operating profit of $8.2 million in the current quarter, compared to $25.1 million in the prior year's quarter.
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Sales declined 34.4 percent from the prior-year quarter due primarily to the divestiture of the display and packaging business. Excluding the impact of the divestiture, volume/mix increased sales by approximately 8 percent, driven by strong gains in industrial plastics and temperature-assured packaging, which more than offset lower demand in the retail security and healthcare packaging units.
Operating profit for the combined businesses declined by 67.5 percent from the prior-year's quarter due primarily to the impact of the divested display and packaging businesses along with a negative price/cost relationship stemming mostly from rising resin prices. Operating margin declined to 4.5 percent in the quarter from 9.1 percent in 2020.

Corporate/Tax
GAAP net interest expense for the third quarter of 2021 decreased to $14.2 million, compared with $18.6 million during the same period in 2020, primarily due to lower debt balances. The third quarter 2021 effective tax rates on GAAP and base earnings were 2.3 percent and 18.1 percent, respectively, compared with negative 0.8 percent and 24.1 percent, respectively, in the prior year’s quarter. The 2021 GAAP rate was unusually low largely due to a $30.0 million net recognized benefit associated with the amendment of the Company’s 2017 U.S. tax return to report increased utilization of its foreign tax credits. In 2020, the negative effective tax rate on GAAP earnings was due to a $20.4 million write-down of a deferred tax liability related to classifying the Company’s European contract packaging business as “held for sale”. The base tax rate for the current year’s quarter was lower due primarily to the release of reserves for uncertain tax positions due to the expiration of the statute of limitations and an increased benefit from tax credits.

Year-to-date Results
For the first nine months of 2021, net sales were $4.15 billion, up $290.2 million, compared with $3.86 billion in the first nine months of 2020. Sales improved 7.5 percent in the first nine months of the year as an approximately 5 percent improvement in volume/mix reflected demand recovery following prior-year's pandemic-driven reductions, along with higher selling prices mostly implemented to offset inflation, and a positive impact from foreign exchange translation all of which more than offset sales reduced by divestitures, net of acquisitions.
GAAP net loss attributable to Sonoco for the first nine months of 2021 was $(150.6) million or $(1.51) per diluted share, compared to income of $219.1 million, or $2.17 per diluted share in 2020. The net loss in the first nine months of 2021 included $417.5 million in net after-tax non-base charges, driven by $418.5 million in after-tax non-operating pension costs largely attributable to pension settlement charges and by a $15.0 million after-tax loss related to the early extinguishment of debt. These negative items were partially offset by a $30.0 million net recognized benefit associated with the increased use of foreign tax credits resulting from the amendment of the Company's 2017 U.S. tax return. The remaining $14.0 million of net after-tax charges include restructuring and asset impairment charges, acquisition/divestiture-related costs, and other non-base items. In the first nine months of 2020, GAAP earnings included $43.3 million in after-tax charges largely consisting of restructuring and non-operating pension costs that were partially offset by a tax benefit related to the divestiture of the Company's European contract packaging business.
Base earnings for the first nine months of 2021 were $266.9 million or $2.66 per share, compared with $262.5 million or $2.59 per diluted share in the same period of 2020. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
Current year-to-date gross profit was $798.3 million, compared with $771.6 million in 2020. Year-to-date gross profit as a percentage of sales in 2021 was 19.2 percent, compared with 20.0 percent in 2020. GAAP selling, general and administrative expense increased $33.2 million, largely driven by a return to more normalized expenses for medical benefits and management incentives along with higher acquisition and divestiture transaction costs.
Cash Flow and Free Cash Flow
Cash generated from operations for the first nine months of 2021 was $220.1 million, compared with $489.5 million in 2020, a decrease of $269.4 million. While net income declined by $368.9 million, this was primarily due to the increase in after-tax, non-cash pension settlement costs of $406.5 million driven by the Company's Inactive Plan liability settlement in the second quarter of 2021. Cash flow from operations was reduced year-over-year by the $130.5
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million increase in pension contributions, including $133 million to fund the Inactive Plan in advance of the pension liability settlement.
In addition, changes in net working capital used $58.8 million more cash in the first nine months of 2021, compared with the first nine months of 2020. While inflation in the current year is a key driver, increased business activity was more pronounced in the third quarter of 2021 as compared to the prior year.
Free cash flow for the first nine months of 2021 was a provision of $74.0 million, compared with $381.1 million of cash generated in the same period last year. This decrease of $307.1 million was driven by lower operating cash flow and higher net capital spending. Excluding the $133 million pension contributions made to fund the Inactive Plan in advance of the pension liability settlements, free cash flow would have been $207.0 million. During the first nine months of 2021, net capital expenditures were $146.1 million compared with $108.4 million in the same period last year. This increase was driven largely by Project Horizon, the modernization of the Company's Hartsville paper mill complex. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
The Company continues to provide value to its shareholders through cash dividends, which were $134.6 million in the first nine months of 2021, up from $129.4 million, in the prior-year period. The Company also expended $159.7 million to repurchase shares during the first nine months of 2021 compared to $7.3 million in the prior year.
As of October 3, 2021, total debt was approximately $1.47 billion, compared with $1.70 billion as of December 31, 2020. The Company's total-debt-to-total-capital ratio was 44.1 percent as of October 3, 2021, compared to 47.1 percent at the end of 2020. Cash and cash equivalents were $160.0 million as of October 3, 2021, compared with $564.8 million at December 31, 2020.

Fourth Quarter and Full-Year 2021 Outlook
The Company projects fourth quarter base earnings to be in the range of $0.84 to $0.90, which compares with $0.82 per diluted share reported in the fourth quarter of 2020. Full-year 2021 base earnings are expected to be between $3.49 to $3.55 per diluted share, which compares with 2020 base earnings of $3.41 per diluted share. This full-year 2021 outlook has been modestly adjusted from the Company's previous guidance of $3.50 to $3.60 per diluted share. This guidance assumes a base effective tax rate of approximately 25 percent in the fourth quarter and approximately 24 percent for the full year. Fourth-quarter and full-year 2020 base effective tax rates were 23.5 percent and 25.1 percent, respectively. In addition to a slightly higher effective tax rate, the Company's fourth quarter guidance includes the impact of the divestiture of its former display and packaging business and six fewer days than in the prior year period. These negative factors are expected to be more than offset by higher business activity, cost recovery around extraordinary inflation, and lower selling, general, and administrative expenses.

As previously mentioned, the Company made $133 million in pension contributions to the Company's Inactive Plan in the second quarter of 2021 in order to fully fund the plan prior to the liability settlement. Excluding these contributions, full-year 2021 cash flow from operations is expected to be between $520 million to $550 million. This is a $50 million reduction from the Company's prior guidance reflecting updated expectations for higher year-end 2021 net working capital balances due to a combination of inflation and increased fourth-quarter business activity, as well as the timing and amount of tax payments. This decrease in cash flow from operations is offset by a reduction in expected full-year capital spending, which the Company now anticipates will be approximately $250 million, $50 million lower than prior guidance. As a result, the Company's outlook for full-year 2021 free cash flow is unchanged from previous guidance at $270 million to $300 million.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding raw material and non-material inflation as well as the impact of the COVID-19 pandemic on global supply chains along with other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company's outlook, Coker said, "Entering the final three months of 2021, we remain upbeat as demand for our products across most of our businesses remains strong despite supply chain challenges. That said, our cost inflation expectations have grown and we project certain raw materials, energy, freight, packaging and other costs
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pressures will continue well into 2022. As a result, we must continue executing inflation-justified pricing actions across each of our businesses and will remain focused on controlling costs as we work to steer successfully through a difficult operating environment.
"As for our businesses, we expect our Consumer Packaging segment to continue benefiting from elevated at-home eating trends driven by robust snacking, remote working and consumers, particularly younger consumers, adopting new cooking habits. Demand for our global Industrial Paper Packaging products has recovered to pre-pandemic levels in most of our global markets and we have opportunities for new product growth such as our fiber protective post business, which is expanding into Poland, Turkey and Mexico. Several of our All Other group of businesses which have been negatively impacted by supply chain interruptions are starting to see external conditions improve. And we are pleased that our cold-chain packaging business has picked up significant new orders to provide our industry leading temperature-assured shippers for transporting vitally needed COVID-19 vaccines.
"Sonoco is coming out of the pandemic well-positioned with strong businesses, a strong balance sheet and solid cash flow. We'll continue investing in the long-term potential of our core consumer and industrial businesses, while remaining committed to returning value to our shareholders through dividends and share repurchases."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 2257673. The archived call will be available through October 31, 2021. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.2 billion, the Company has 19,000 employees working in more than 300 operations in 34 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies in 2021 as well as being included in Barron's 100 Most Sustainable Companies for the third-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” "committed," “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; consumer and customer actions in connection with the COVID-19 pandemic; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; commitments to reduce greenhouse gas emissions; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement
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benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, including the impact of potential changes in tariffs and escalating trade wars, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company’s suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•success of implementation of new manufacturing technologies and installation of manufacturing equipment, including the startup of new facilities and lines;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, customer and supplier consolidation, and changes in competitors' pricing for products;
•financial conditions of customers and suppliers;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•inventory management strategies of customers;
•timing of introduction of new products or product innovations by customers;
•collection of receivables from customers;
•ability to improve margins and leverage cash flows and financial position;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to attract and retain talented and qualified employees, managers and executives;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in interest rates and our borrowing costs;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•timing of funding pension and postretirement benefit plan obligations;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
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•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, tax laws, regulations and interpretations thereof;
•the adoption of new, or changes in, accounting standards or interpretations;
•challenges and assessments from tax authorities resulting from differences in interpretation of tax laws, including income, sales and use, property, value added, employment, and other taxes;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•ability to maintain effective internal controls over financial reporting;
•liability for and anticipated costs of resolution of legal proceedings;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•failures of third party transportation providers to deliver our products to our customers or to deliver raw materials to us;
•substantially lower than normal crop yields;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•changes in laws and regulations relating to packaging for food products and foods packaged therein, other actions and public concerns about products packaged in our containers, or chemicals or substances used in raw materials or in the manufacturing process;
•changing consumer attitudes toward plastic packaging;
•ability to meet sustainability targets and challenges in implementation;
•changing climate, climate change regulations and greenhouse gas effects;
•ability to meet commitments to reduce greenhouse gas emissions;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company and increased costs of compliance;
•international, national and local economic and market conditions and levels of unemployment;
•economic disruptions resulting from terrorist activities and natural disasters; and
•accelerating inflation.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020

Net sales	$1,415,193	$1,312,314	$4,151,251	$3,861,095
Cost of sales	1,157,462	1,055,304	3,352,966	3,089,512
Gross profit	257,731	257,010	798,285	771,583
Selling, general and administrative expenses	130,580	126,117	404,617	371,376
Restructuring/Asset impairment charges	3,488	24,149	8,889	59,633
Gain/(Loss) on divestiture of business	2,849	—	(2,667)	—
Operating profit	$126,512	$106,744	$382,112	$340,574
Non-operating pension cost	525	7,453	562,818	22,632
Net interest expense	14,219	18,581	46,744	53,311
Loss from the early extinguishment of debt	—	—	20,184	—
Income/(Loss) before income taxes	111,768	80,710	(247,634)	264,631
Provision for/(Benefit from) income taxes	2,564	(649)	(91,542)	49,337
Income before equity in earnings of affiliates	109,204	81,359	(156,092)	215,294
Equity in earnings of affiliates, net of tax	2,351	1,939	5,701	3,230
Net income/(loss)	111,555	83,298	(150,391)	218,524
Net (income)/ loss attributable to noncontrolling interests	(415)	151	(243)	581
Net income/(loss) attributable to Sonoco	$111,140	$83,449	$(150,634)	$219,105

Weighted average common shares outstanding – diluted	99,425	101,245	100,039	101,155

Diluted earnings/(loss) per common share	$1.12	$0.82	$(1.51)	$2.17
Dividends per common share	$0.45	$0.43	$1.35	$1.29

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FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 3, 2021	September 27, 2020	October 3, 2021	September 27, 2020
Net sales
Consumer Packaging	$598,969	$546,208	$1,779,525	$1,659,943
Industrial Paper Packaging	635,230	490,369	1,809,159	1,447,886
All Other	180,994	275,737	562,567	753,266
Consolidated	$1,415,193	$1,312,314	$4,151,251	$3,861,095

Segment operating profit:
Consumer Packaging	$60,918	$64,370	$196,341	$212,575
Industrial Paper Packaging	53,343	41,035	161,414	133,871
All Other	8,169	25,136	32,952	54,563
Restructuring/Asset impairment (charges)	(3,488)	(24,149)	(8,889)	(59,633)
Other non-base income/(charges), net	7,570	352	294	(802)
Consolidated	$126,512	$106,744	$382,112	$340,574

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	October 3, 2021	September 27, 2020

Net (loss)/income	$(150,391)	$218,524
Asset impairment charges/losses on disposition of assets and divestiture of a business	3,781	22,066
Depreciation, depletion and amortization	181,408	186,602
Pension and postretirement plan non-cash expense, net of (contributions)	418,060	8,351
Changes in working capital	(74,572)	(15,773)
Changes in tax accounts	(173,112)	(7,453)
Other operating activity	14,904	77,184
Net cash provided by operating activities	$220,078	$489,501

Purchase of property, plant and equipment, net	(146,056)	(108,427)
Proceeds from divestiture of a business	91,569	—
Cost of acquisitions, net of cash acquired	(3,155)	(49,262)
Net debt repayments	(242,456)	428,161
Excess cash costs of early extinguishment of debt	(20,111)	—
Cash dividends paid	(134,648)	(129,446)
Payments made to repurchase shares	(159,654)	—
Other, including effects of exchange rates on cash	(10,403)	6,869

Net (decrease)/increase in cash and cash equivalents	$(404,836)	$637,396
Cash and cash equivalents at beginning of period	564,848	145,283
Cash and cash equivalents at end of period	$160,012	$782,679

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Sonoco Reports Third Quarter 2021 Results - Page 11

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	October 3, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$160,012	$564,848
Trade accounts receivable, net of allowances	755,638	658,808
Other receivables	94,884	103,636
Inventories	530,111	450,691
Prepaid expenses	60,010	52,564
	$1,600,655	$1,830,547
Property, plant and equipment, net	1,232,074	1,244,110
Right of use asset-operating leases	269,855	296,020
Goodwill	1,323,723	1,389,255
Other intangible assets, net	281,533	321,934
Other assets	217,310	195,393
	$4,925,150	$5,277,259
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$1,052,239	$1,048,428
Notes payable and current portion of long-term debt	275,799	455,784
Income taxes payable	21,203	7,415
	$1,349,241	$1,511,627
Long-term debt, net of current portion	1,192,707	1,244,440
Noncurrent operating lease liabilities	236,590	262,048
Pension and other postretirement benefits	164,584	171,518
Deferred income taxes and other	121,296	177,098
Total equity	1,860,732	1,910,528
	$4,925,150	$5,277,259

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Sonoco Reports Third Quarter 2021 Results - Page 12
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition/divestiture-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Fourth-quarter 2021 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Third Quarter 2021 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended October 3, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$126,512	$3,488	$(7,570)	$122,430
Non-operating pension costs	525	—	(525)	—
Interest expense, net	14,219	—	—	14,219
(Loss)/Income before income taxes	111,768	3,488	(7,045)	108,211
Provision for income taxes	2,564	312	16,683	19,559
(Loss)/Income before equity in earnings of affiliates	109,204	3,176	(23,728)	88,652
Equity in earnings of affiliates, net of taxes	2,351	—	—	2,351
Net (loss)/income	111,555	3,176	(23,728)	91,003
Net loss attributable to noncontrolling interests	(415)	—	—	(415)
Net (loss)/income attributable to Sonoco	$111,140	$3,176	$(23,728)	$90,588

Per Diluted Share*	$1.12	$0.03	$(0.24)	$0.91

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended September 27, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$106,744	$24,149	$(352)	$130,541
Non-operating pension costs	7,453	—	(7,453)	—
Interest expense, net	18,581	—	—	18,581
Income before income taxes	80,710	24,149	7,101	111,960
(Benefit)/Provision for income taxes	(649)	5,668	21,990	27,009
Income before equity in earnings of affiliates	81,359	18,481	(14,889)	84,951
Equity in earnings of affiliates, net of taxes	1,939	—	—	1,939
Net income	83,298	18,481	(14,889)	86,890
Net loss/(income) attributable to noncontrolling interests	151	(9)	—	142
Net income attributable to Sonoco	$83,449	$18,472	$(14,889)	$87,032

Per Diluted Share*	$0.82	$0.18	$(0.15)	$0.86

*Due to rounding individual items may not sum across

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Sonoco Reports Third Quarter 2021 Results - Page 14

(1) Restructuring/asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the third quarter of 2021 the Company recognized net restructuring and asset impairment charges, mostly related to severance and asset write-offs totaling approximately $6,300. These were partially offset by gains totaling approximately $2,800 that related to the sale of previously closed facilities in the Company's tubes and cores business.

(2) Other Adjustments to Operating Profit includes an approximately $2,800 gain on the final purchase price adjustment for the Company's divestiture of its U. S. display and packaging business, mark-to-market gains of approximately $2,800 related to certain derivatives and life insurance gains of approximately $2,100. These were partially offset by acquisition costs, certain legal and professional fees, and non-operating pension costs. In addition to these pre-tax Operating Profit adjustments, the Company recognized a $30,000 tax benefit related to its amended 2017 U. S. income tax return, partially offset by an approximately $6,500 increase in the valuation allowance on deferred tax assets related to the future use of foreign tax credits and $6,500 of Canadian withholding tax expense related to cash repatriation activities.

(3) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures. Also includes a $20,355 gain related to the write-down of a deferred tax liability related to a business classified as held for sale.

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		Non-GAAP Adjustments
Nine months ended October 3, 2021	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$382,112	$8,889	$(294)	$390,707
Non-operating pension costs	562,818	—	(562,818)	—
Interest expense, net	46,744	—	2,165	48,909
Loss from the early extinguishment of debt	20,184	—	(20,184)	—
(Loss)/Income before income taxes	(247,634)	8,889	580,543	341,798
(Benefit)/Provision for income taxes	(91,542)	2,653	169,255	80,366
(Loss)/Income before equity in earnings of affiliates	(156,092)	6,236	411,288	261,432
Equity in earnings of affiliates, net of taxes	5,701	—	—	5,701
Net (loss)/income	(150,391)	6,236	411,288	267,133
Net loss attributable to noncontrolling interests	(243)	—	—	(243)
Net (loss)/income attributable to Sonoco	$(150,634)	$6,236	$411,288	$266,890
Diluted weighted average common shares outstanding (3):	100,039	—	468	100,507
Per Diluted Share*	$(1.51)	$0.06	$4.09	$2.66

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Nine months ended September 27, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(4)	Base

Operating profit	$340,574	$59,633	$802	$401,009
Non-operating pension costs	22,632	—	(22,632)	—
Interest expense, net	53,311	—	—	53,311
Income before income taxes	264,631	59,633	23,434	347,698
Provision for income taxes	49,337	15,021	24,673	89,031
Income before equity in earnings of affiliates	215,294	44,612	(1,239)	258,667
Equity in earnings of affiliates, net of taxes	3,230	—	—	3,230
Net income	218,524	44,612	(1,239)	261,897
Net loss/(income) attributable to noncontrolling interests	581	(26)	—	555
Net income attributable to Sonoco	$219,105	$44,586	$(1,239)	$262,452

Per Diluted Share*	$2.17	$0.44	$(0.01)	$2.59
*Due to rounding individual items may not sum across

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(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. In the first nine months of 2021 restructuring and asset impairment charges, mostly related to asset write-offs and severance, totaled approximately $17,000. These were partially offset by gains totaling approximately $8,500 related to the sale of previously closed facilities in the Company's tubes and cores business.

(2) In addition to the items described above in Note (2) for the three-months ended October 3, 2021, Other Adjustments to Operating Profit for the nine months then ended include non-operating pension costs, which include $547,000 of settlement charges, and a loss from the early extinguishment of debt. Additionally, includes acquisition/divestiture-related costs and a loss on the divestiture of the Company's U.S. display and packaging business, which were partially offset by a hedge gain related to a Euro-denominated loan repayment, a foreign VAT refund, including applicable interest, and life insurance gains. In addition to the income tax items described in Note (2) above for the third quarter of 2021, the year-to-date income tax adjustments include a benefit of approximately $140,000 related to the pension settlement charges.

(3) Due to the magnitude of Non-Base losses in the second quarter 2021, the Company reported a GAAP Net Loss Attributable to Sonoco. In instances where a company has a net loss including potential common shares in the denominator of a diluted per-share computation for continuing operations always will result in an antidilutive per-share amount. GAAP therefore requires that the company shall not include any unexercised share awards or other like instruments for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not include any unexercised share awards or other like instruments in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in Basic Weighted Average Common Shares Outstanding and Diluted Weighted Average Common Shares Outstanding being the same. However, the Company also presents Base Net Income Attributable to Sonoco, which excludes the net Non-Base items. In order to maintain consistency in the computation of Base Diluted EPS, unexercised stock instruments that meet GAAP requirements for dilution were considered dilutive to the same extent they would be if GAAP Net Income Attributable to Sonoco were equal to Base Net Income Attributable to Sonoco.

(4) Consists mainly of non-operating pension costs, $20,355 gain related to the write-down of a deferred tax liability related to a business classified as held for sale, and costs related to actual and potential acquisitions and divestitures. Also includes the impact of settlement of a U.S. Tax Audit.

	Nine Months Ended
FREE CASH FLOW*	October 3, 2021	September 27, 2020

Net cash provided by operating activities	$220,078	$489,501
Purchase of property, plant and equipment, net	(146,056)	(108,427)
Free Cash Flow	$74,022	$381,074

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2021	December 31, 2021	December 31, 2020
Net Cash provided by operating activities	$387,000	$417,000	$705,621
Add: Pension-settlement-related contribution	133,000	133,000	—
Net cash provided by operating activities excluding pension-settlement-related contribution	$520,000	$550,000	$705,621
Purchase of property, plant and equipment, net	(250,000)	(250,000)	(181,161)
Free Cash Flow*	$270,000	$300,000	$524,460

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as both it and net cash provided by operating activities do not include mandatory debt service requirements and other non-discretionary expenditures. Note that this is the Company's definition of this metric and may not be comparable to similarly named metrics of other organizations.

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